Exhibit 16.1

January 16, 2019

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street N.E.
Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Hartford Great Health Corp.
Commission File No. 333-164633

We have read the statements of  the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 16, 2019 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with the statements of the registrant contained therein.
Very truly yours,

/s/ Haynie & Company
Haynie & Company